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                                                                   EXHIBIT F-1.1



                               AMEREN CORPORATION
                              1901 Chouteau Avenue
                           St. Louis, Missouri 63166
                                  314-621-3222


                               February 17, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Ameren Corporation
               Form U-1 Declaration
               (File No. 70-_____)

Ladies and Gentlemen:

          I refer to the Form U-1 Declaration (the "Declaration"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Ameren Corporation ("Ameren"), a Missouri corporation, and Ameren Services Company ("Ameren Services"), a Missouri corporation with respect to the proposed transactions described therein ("Proposed Transactions"). Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Declaration.

          The authorization requested in the Declaration relates to (i) the issuance by Ameren (and/or the acquisition by or on behalf of Ameren in open market transactions) of up to 4 million shares of Ameren Common Stock, $.01 par value ("Common Stock") over the period ending five years after the date of the Commission's approving order in this docket, for purposes of awards under the Ameren Corporation Long-Term Incentive Plan of 1998 ("Ameren LTIP") and (ii) the solicitation of proxies by Ameren and/or Ameren Services from the holders of shares of Common Stock in connection with the approval by Ameren shareholders of the Ameren LTIP.

          I have acted as counsel for Ameren in connection with the Declaration and, as such counsel, I am familiar with the corporate proceedings taken by Ameren, in connection with the Proposed Transactions as described in the Declaration.

          I have examined originals, or copies certified to my satisfaction, of such corporate records of Ameren, certificates of public officials, certificates of officers and representatives of such companies, and other documents as I have deemed it necessary to examine as a basis for the

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opinions hereinafter expressed. In such examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions I have, when relevant facts were not independently established, relied upon certificates of officers of Ameren and other appropriate persons and statements contained in the Declaration and the exhibits thereto.

          The opinions expressed below are subject to the following further assumptions and conditions:

     a. The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Declaration granting and permitting the Declaration to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with the Declaration.

     b. Registration statements with respect to the shares of Ameren Common Stock to be issued in connection with the Proposed Transactions shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of securities in connection with the Proposed Transactions shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     c. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein.

     d.   The shareholders of Ameren shall have approved the Ameren LTIP.

     e. Certificates representing any shares of Common Stock issued pursuant to the Ameren LTIP shall have been duly executed, countersigned, registered and delivered pursuant to the terms and subject to the conditions set forth in the Ameren LTIP and authorized for listing on any securities exchange on which the Ameren Common Stock is then listed.

          Based upon the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event that the Proposed Transactions are consummated in accordance with the Declaration:

          1. All laws of the State of Missouri applicable to the Proposed Transactions will have been complied with.

          2. Each of Ameren and Ameren Services is validly organized and duly existing under the laws of the State of Missouri.

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          3.  The shares of Ameren Common Stock to be issued in connection with the Proposed Transactions will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Restated Articles of Incorporation of Ameren.

          4. The consummation of the Proposed Transaction will not violate the legal rights of the holders of any securities issued by Ameren.

          I hereby consent to the use of this opinion as an exhibit to the Declaration.

                              Very truly yours,


                              William E. Jaudes

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